Exhibit 99.7

February 27, 2012

In accordance with Rule 438 promulgated under the Securities Act 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 to be filed by Rowan Companies Limited, an English private limited company to be renamed Rowan Companies plc (“Rowan UK”), with the Securities and Exchange Commission on or about February 27, 2012, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Rowan UK, effective on or about completion of the merger as described in the Registration Statement.

/s/ Lord Moynihan

Lord Moynihan